Exhibit 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     You should read the following discussion together with “Risk Factors” and the financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the Securities and Exchange Commission. With respect to certain forward-looking statements contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, see “Special Note Regarding Forward-Looking Statements” elsewhere in this Current Report on Form 8-K.
Executive Overview
  General Overview of Our Business
     Our operations consist of the collection, transfer, processing and disposal of non-hazardous solid waste. Our revenue is generated primarily from our landfill disposal services and our collection operations provided to residential, commercial and roll-off customers. Roll-off service is the hauling and disposal of large waste containers (typically between 10 and 50 cubic yards) that are loaded on to and off of the collection vehicle. The following table reflects our total revenue by source for the years ended December 31, 2010, 2009 and 2008 and the three months ended March 31, 2011 and 2010 (dollars in thousands):

							Three Months Ended
	Year Ended December 31,						March 31,
	2010		2009		2008		2011	2010
Collection:
Residential	$53,619	23.3%	$55,086	28.4%	$50,433	24.2%	$15,202	$13,304
Commercial	25,917	11.3	25,082	12.9	21,607	10.4	8,335	6,421
Roll-off	43,534	19.0	45,763	23.6	57,756	27.8	10,417	9,985

Total collection	123,070	53.6	125,931	64.9	129,796	62.4	33,954	29,710

Disposal	98,841		68,831		75,456		21,567	21,072
Less intercompany	28,338		25,109		29,527		6,632	6,130

Disposal, net	70,503	30.7	43,722	22.5	45,929	22.1	14,935	14,942

Transfer and other	47,493		35,924		46,413		12,297	10,230
Less intercompany	11,582		11,439		14,129		3,198	2,575

Transfer and other, net	35,911	15.7	24,485	12.6	32,284	15.5	9,099	7,655

Total revenue	$229,484	100.0%	$194,138	100.0%	$208,009	100.0%	$57,988	$52,307

  2011 Financial Objectives
     Prior to taking into account the impact of potential acquisitions, we anticipate 2011 to be a year with improving operating results, which includes moderate increases in revenue resulting from a balance of price increases and stabilized volume in our construction and demolition (C&D) business. We believe that our available capacity under our revolving credit facility should enable us to remain opportunistic in pursuing potential acquisitions, including acquisitions that would enable us to internalize waste into our existing landfills and that offer new markets where: (i) we are able to acquire disposal facilities; (ii) we can secure long-term disposal contracts; or (iii) the landfills are municipally owned. Although we have identified potential acquisition targets, these opportunities may or may not materialize.

  Business Performance for the Twelve Months Ended March 31, 2011
     For the twelve months ended March 31, 2011, we generated total revenue of $235.2 million and Adjusted EBITDA of $565.9 million, representing an Adjusted EBITDA margin of 24.2%.
  Business Performance for the Three Months Ended March 31, 2011
     During the three months ended March 31, 2011, our revenue was $58.0 million, which represents a 10.9% increase over the same period in 2010. Our operating income was $3.7 million for the three months ended March 31, 2011, which remained flat as compared to the same period in 2010. Net loss available to common stockholders was $1.7 million, or $0.08 per share, compared to $1.9 million, or $0.10 per share, for the three months ended March 31, 2010. Adjusted EBITDA for the first three months of 2011 was $11.4 million, an increase of 3.7% over $11.0 million during the same period last year. During the three months ended March 31, 2011, we recorded $0.1 million (net of tax) related to merger and acquisition related expenses. Our net loss for the same period in 2010 included charges of $0.1 million (net of tax) due to the impact of interest rate swap agreements and $0.1 million due to the tax impact of vested restricted shares.
     Factors that impacted our 2011 performance include, but are not limited to, the following:
•	rising fuel costs during the first quarter of 2011 which reduced operating margins;

•	severe winter weather conditions in several markets causing site closures, interruption of normal operations and, as a result, lost revenue;

•	integration costs associated with the Emerald acquisition and the Stoughton transaction;

•	higher legal and accounting fees related to the acquisition activities during the first quarter of 2011; and

•	higher cost of services as a percentage of revenue, primarily due to integration costs as well as higher fuel costs and labor cost increases in Texas associated with acquisitions, which significantly lowered operating margins.
  2010 Business Performance
     During 2010, our revenue was $229.5 million, which represents an 18.2% increase over 2009. Our operating income was $23.3 million in 2010, compared to $24.1 million in 2009. Net loss available to common stockholders for 2010 was $2.6 million, or $0.13 per share, compared to $3.3 million, or $0.21 per share, for 2009. Adjusted EBITDA for 2010 was $53.8 million, an increase of 4.5% over $51.5 million in 2009. We recorded charges of $0.2 million and $1.3 million (net of tax) due to the impact of interest rate swap agreements, $0.3 million and $0.7 million (net of tax) related to merger and acquisition related expenses, and $0.1 million and $0.4 million due to the tax impact of vested restricted shares in 2010 and 2009, respectively. Additionally, our net loss in 2010 included $0.1 million (net of tax) write-off of deferred financing costs associated with an amendment of our revolving credit facility on June 30, 2010.
     Factors that impacted our 2010 performance include, but are not limited to, the following:
•	increased revenue and operating costs brought by the Live Earth acquisition on December 31, 2009 and other smaller acquisitions in 2010;

•	decreased revenue and operating costs due to the asset sale of our Jonesboro operations in April 2010, offset by the gain from the sale of those assets;

•	decrease in C&D revenue in Texas as a result of the delayed impact of general economic conditions on Texas C&D markets;

•	severe weather during January and February of 2010 which significantly affected our collection and disposal revenues in several markets;

•	increase in special waste volume in Arkansas which improved operating margins;

•	higher cost of services as a percentage of revenue, primarily due to integration costs as well as higher transportation costs and waste taxes at our Ohio and Massachusetts operations, which significantly lowered operating margins; and

•	higher depreciation and amortization expenses due to more acquisition and growth capital expenditures.
     Except for the reduction in C&D revenue in Texas and the increase in special waste revenue in Arkansas, revenues in our other locations have stayed relatively flat or are slightly improving. We are actively seeking growth opportunities through acquisitions and we expect that our existing operations in 2011 will remain stable, with slight improvements due to pricing increases. Significant improvement in general economic activity and/or construction activity would be likely to have a significant favorable/positive impact on our operations.
     In 2010, we invested approximately $12.7 million on a combination of newly acquired companies and similar expansion and growth expenditures, including $9.9 million of cash, 20,492 shares of our common stock valued at $0.1 million and $0.3 million of net working capital. The remaining $2.4 million was related to initial capital expenditures associated with acquisitions. As of December 31, 2010, we had approximately $106.9 million available under our existing credit facility.
     During 2010, the total PIK dividend on preferred stock was $4.5 million. In 2011, the PIK preferred dividend will be $4.7 million.
     Our management evaluates our performance based on non-GAAP measures, of which the primary performance measure is Adjusted EBITDA. EBITDA, as commonly defined, refers to earnings before interest, taxes, depreciation and amortization. Our Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before preferred stock dividend, interest expense (including write-off of deferred financing costs and debt discount), impact of interest rate swap agreements, income tax expense, depreciation and amortization, impairment of goodwill, net loss on early disposition of notes receivable/payable, and merger and acquisition related expenses.
     We believe that Adjusted EBITDA is useful to an investor in evaluating our operating performance because:
•	it is widely used by investors in our industry to measure a company’s operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•	it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swap agreements and payment-in-kind (PIK) dividend) and asset base (primarily depreciation and amortization of our landfills and vehicles) from our operating results; and

•	it helps investors identify items that are within our operational control. Depreciation charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.
     Our management uses Adjusted EBITDA:
•	as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method to estimate a purchase price (often expressed as a multiple of EBITDA or Adjusted EBITDA) for solid waste companies we intend to acquire. The appropriate EBITDA or Adjusted EBITDA multiple will vary from acquisition to acquisition depending on factors such as the size of the operation, the type of operation, the anticipated growth in the market, the strategic location of the operation in its market as well as other considerations;

•	in presentations to our board of directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations;

•	in evaluations of field operations since it represents operational performance and takes into account financial measures within the control of the field operating units;

•	as a component of incentive cash and stock bonuses paid to our executive officers and other employees;

•	to assess compliance with financial ratios and covenants included in our credit agreement; and

•	in communications with investors, lenders, and others, concerning our financial performance.

     The following presents a reconciliation of our Adjusted EBITDA to net loss available to common stockholders (in thousands):

				Three Months Ended
	Year Ended December 31,			March 31,
	2010	2009	2008	2011	2010
	(Dollars in Thousands)			(unaudited)
Adjusted EBITDA	$53,767	$51,468	$53,819	$11,447	$11,043
Depreciation and amortization	(30,058)	(26,357)	(27,151)	(7,368)	(7,288)
Impairment of goodwill	—	—	(41,725)	—	—
Merger and acquisition related expenses	(457)	(1,030)	(115)	(420)	(98)
Interest expense, net	(19,028)	(18,052)	(18,560)	(4,964)	(4,692)
Write-off of deferred financing costs	(184)	—	—	—	—
Impact of interest rate swap	(236)	(2,063)	(7,547)	—	(252)
Net loss on early disposition of notes receivable/payable	—	—	(221)	—	—
Income tax (provision) benefit	(1,915)	(2,958)	13,737	794	539
Accrued payment-in-kind dividend on preferred stock	(4,501)	(4,278)	(4,076)	(1,161)	(1,108)

Net loss available to common stockholders	$(2,612)	$(3,270)	$(31,839)	$(1,672)	$(1,856)

     Our Adjusted EBITDA, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.
  Other Considerations
     Costs of services include, but are not limited to, labor, fuel and other operating expenses, equipment maintenance, disposal fees paid to third-party disposal facilities, insurance premiums and claims expense, selling expenses, wages and salaries of field personnel located at operating facilities, third-party transportation expense and state and local waste taxes. We are self-insured for up to $100,000, $250,000 and $250,000 of our general liability, workers’ compensation and automobile liability per claim, respectively. The frequency and amount of claims or incidents could vary significantly from quarter-to-quarter and/or year-to-year, resulting in increased volatility of our costs of services.
     General and administrative expenses include the salaries and benefits of our corporate management, certain centralized reporting, information technology and cash management costs and other overhead costs associated with our corporate office.
     Depreciation and amortization expense includes depreciation of fixed assets over their estimated useful lives using the straight-line method and amortization of landfill costs and asset retirement costs based on the consumption of airspace.
     In the past, we capitalized third-party expenditures related to pending acquisitions, such as legal, engineering, and accounting expenses, and certain direct expenditures such as travel costs. We expensed indirect acquisition costs, such as salaries, commissions and other corporate services, as we incurred them. We routinely evaluated all capitalized costs, and expensed those related to projects that we believed were not likely to succeed. Starting in 2009, all acquisition-related transaction and restructuring costs are expensed as incurred rather than capitalized as part of the acquisition costs.
     After an acquisition is completed, we incur integration expenses related to (i) incorporating newly-acquired truck fleets into our preventative maintenance program, (ii) testing new employees to comply with Department of Transportation regulations, (iii) implementing our safety program, (iv) re-routing trucks and equipment to assure maximization of routing efficiencies and disposal internalization, and (v) converting customers to our billing system. We generally expect that the costs of acquiring and integrating an acquired business will be incurred primarily during the first 12 months after acquisition. Synergies from tuck-in acquisitions can also take as long as 12 months to be realized.
     Goodwill represents the excess of the purchase price over the fair value of the net assets of the acquired operations. In allocating the purchase price of an acquired company among its assets, we first assign value to the tangible assets, followed by intangible assets such as covenants not-to-compete and any remaining amounts are then allocated to goodwill.
  Acquisitions
     We target acquisition opportunities that enable us to internalize waste into our existing landfills and that offer new markets where: (i) we are able to acquire disposal facilities; (ii) we can secure long-term disposal contracts; or (iii) the landfills are municipally owned. In markets where we already own a landfill, we intend to focus on expanding our presence by acquiring companies that also operate in that market or in adjacent markets (“tuck—in” acquisitions). Tuck-in acquisitions are sought to provide growth in revenue and increase in market share, to enable disposal internalization and consolidation of duplicative facilities and functions to improve efficiencies and economies of scale. If we find an attractive new market, we seek to enter that market by acquiring a permitted landfill, followed by acquiring collection and/or transfer operations and internalizing waste into the landfill.
     Any acquisition we make would be financed by cash on hand and available capacity under our revolving credit facility, and through additional debt, and/or additional equity, including common stock or preferred stock.
     We completed the IESI Chickasha acquisition, the Stoughton transaction and the Emerald Waste acquisition during the three months ended March 31, 2011. On December 15, 2010, we entered into an equity interest purchase agreement to acquire certain assets of Emerald Waste Services. On February 28, 2011, we closed the acquisition pursuant to an amended equity interest purchase agreement to acquire one transfer station and three collection operations located in Central Florida. The acquired operations consist of 117 residential, commercial and roll-off routes servicing seven counties and 113,500 customers in the Gainesville, Orange City and Daytona Beach market areas. Effective January 1, 2011, we acquired all of the outstanding capital stock of IESI OK Corporation, which is now known as WCA of Chickasha, LLC. The acquired operations include nine commercial and residential routes around Chickasha, Oklahoma, which is approximately 40 miles southwest of Oklahoma City, and a transfer station, which is approximately 50 miles from our Pauls Valley Landfill. The transfer station is fully permitted but is not currently in operation. On February 11, 2011, we entered into an operating agreement with an option to purchase Stoughton Recycling Technologies, LLC, which we refer to as SRT. SRT is a commercial and demolition recycling facility and transfer station in Stoughton, Massachusetts. This facility is located three miles from the WCA-owned Champion City Recovery transfer station and approximately 25 miles south of Boston, Massachusetts. Total consideration for these three transactions included $38.0 million of cash and 2,816,308 shares of our common stock valued at $14.7 million.

     The following sets forth additional information regarding our acquisitions from January 1, 2008 through March 31, 2011:

Company	Location	Region	Completion Date	Operations
Maguire Disposal, Inc.	Oklahoma City, OK	II	January 2, 2008	Collection
Advantage Waste Services	Springfield/Verona, MO	I	October 1, 2008	Collection & Transfer Station
Advanced Waste Services	Houston, TX	II	October 31, 2008	Collection
MRR Southern, LLC	Greensboro, NC	III	January 15, 2009	Transfer Station
Disposal Doctor, Inc.	Houston, TX	II	August 21, 2009	Collection
Live Earth, LLC	Fostoria, OH/Brockton, MA	IV	December 31, 2009	Landfill & Transfer Station
Washita Disposal	Oklahoma City, OK	II	August 1, 2010	Collection
Five JAB Environmental Services, LLC	Houston, TX	II	September 1, 2010	Collection
Sprint Waste Services, L.P.	Houston, TX	II	October 1, 2010	Collection
DINA Industries, Inc.	Houston, TX	II	October 1, 2010	Collection
IESI OK Corporation	Chickasha, OK	II	January 1, 2011	Collection & Transfer Station
Stoughton Recycling Technologies, LLC	Stoughton, MA	IV	February 11, 2011	Transfer Station
Emerald Waste Services	Central Florida, FL	V	February 28, 2011	Collection & Transfer Station
     At March 31, 2011, we owned and/or operated a total of 25 landfills, 29 collection operations and 27 transfer stations/MRFs, had approximately 506 routes and handled approximately 15,000 landfill tons per day at our landfills.
     We continue to seek acquisition opportunities that enable us to effectively leverage our existing infrastructure and maximize the internalization of waste. We are also evaluating opportunistic acquisitions both within and outside our existing footprint.
Results of Operations
     Certain reclassifications have been made to prior years’ presentation to conform to the current year presentation.
  Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010
     The following table sets forth the components of operating income (loss) by major operating segments (Region I: Kansas, Missouri; Region II: Colorado, New Mexico, Oklahoma, Texas; Region III: Alabama, Arkansas, North Carolina, South Carolina, Tennessee; Region IV: Massachusetts, Ohio; and Region V: Florida) for the three months ended March 31, 2011 and 2010 and the changes between the segments for each category (dollars in thousands).

	Region I	Region II	Region III	Region IV	Region V	Corporate	Total	% of Revenue
Three months ended March 31, 2011:
Revenue	$11,923	$23,204	$11,007	$7,613	$4,241	$—	$57,988	100.0
Cost of services	8,518	16,888	6,976	7,199	3,634	—	43,215	74.5
Depreciation and amortization	1,291	2,829	1,539	916	704	89	7,368	12.7
General and administrative	969	1,830	835	—	136	3	3,773	6.5
(Gain) loss on sale of assets	(4)	13	(36)	—	—	—	(27)	(0.0)

Operating income (loss)	$1,149	$1,644	$1,693	$(502)	$(233)	$(92)	$3,659	6.3

Three months ended March 31, 2010:
Revenue	$12,158	$21,490	$9,790	$7,391	$1,478	$—	$52,307	100.0
Cost of services	8,476	15,062	6,745	6,736	1,120	—	38,139	72.9
Depreciation and amortization	1,307	2,789	1,660	1,012	414	106	7,288	13.9
General and administrative	874	1,602	658	—	112	(14)	3,232	6.2

	Region I	Region II	Region III	Region IV	Region V	Corporate	Total	% of Revenue
Gain on sale of assets	—	—	—	—	(9)	—	(9)	(0.0)

Operating income (loss)	$1,501	$2,037	$727	$(357)	$(159)	$(92)	$3,657	7.0

Increase/(decrease) in 2011 compared to 2010:
Revenue	$(235)	$1,714	$1,217	$222	2,763	$—	$5,681
Cost of services	42	1,826	231	463	2,514	—	5,076
Depreciation and amortization	(16)	40	(121)	(96)	290	(17)	80
General and administrative	95	228	177	—	24	17	541
(Gain) loss on sale of assets	(4)	13	(36)	—	9	—	(18)

Operating income (loss)	$(352)	$(393)	$966	$(145)	(74)	$—	$2

     Revenue. Total revenue for the three months ended March 31, 2011 increased $5.7 million, or 10.9%, to $58.0 million from $52.3 million for the three months ended March 31, 2010. Our revenue growth was primarily driven by acquisitions. Acquisitions contributed $4.8 million of the revenue growth while internal volume decreased $1.3 million, operational price increases contributed $2.0 million, and pricing from fuel surcharges increased $0.9 million. In addition, our revenue was negatively impacted by $0.7 million due to the asset sale of our Jonesboro operations in April 2010. These factors affected our collection and disposal revenues in several markets.
     The above table reflects the change in revenue in each operating region. The financial results of completed acquisitions are generally blended with existing operations and do not have separate financial information available, with the exception of newly acquired regions which can be analyzed individually. The Emerald Waste acquisition contributed to $2.6 million of the revenue increase in Region V. The revenue increase of $1.7 million in Region II was primarily attributed to acquisition growth of $1.5 million, volume increases of $0.3 million and increases in fuel surcharges of $0.3 million, partially offset by price decreases of $0.4 million. The revenue increase of $1.2 million in Region III was primarily attributed to price increases of $0.8 million, volume increases of $0.9 million and increases in fuel surcharges of $0.2 million, partially offset by Jonesboro divestiture of $0.7 million. The revenue in Region III was largely boosted by $1.0 million of additional special waste volumes in Arkansas. The slight revenue decrease in Region I was primarily due to volume decreases of $0.8 million as a result of severe winter conditions experienced during the first quarter of 2011. Revenues in our other locations have stayed relatively flat or are moderately improving.
     Cost of services. Total cost of services for the three months ended March 31, 2011 increased $5.1 million, or 13.3%, to $43.2 million from $38.1 million for the three months ended March 31, 2010. The increase in cost of services was primarily a result of acquisitions. Another factor that led to the increase was higher fuel costs. For acquisitions within our existing markets, the acquired entities are merged into our existing operations, and those results are indistinguishable from the remainder of the operations. The Emerald Waste acquisition in Region V accounted for $2.3 million of the increase in cost of services. Cost of services in Region II increased primarily as a result of increases in revenue, rising fuel costs, and increases in labor costs associated with acquisitions, the addition of several recycling contracts and wage adjustments in the region.
     Overall cost of services increased to 74.5% of revenue for the three months ended March 31, 2011 from 72.9% during the same period last year. Increases in operating costs as a percentage of revenue were primarily attributable to Region IV and Region V. Cost of services in Region IV accounted for 94.6% of its revenue due to higher transportation and disposal costs. Cost of services in Region V accounted for 85.7% of its revenue due to initial integration costs for assets acquired from Emerald Waste. Other than the impact of Region IV and Region V, higher fuel and disposal costs resulted in the increase in cost of services as a percentage of revenue. Diesel fuel costs as a percentage of revenue increased from 6.2% for the three months ended March 31, 2010 to 8.2% for the three months ended March 31, 2011. Other than periodic volatility in fuel prices, inflation has not materially affected our operations.

     General and administrative. Total general and administrative expense for the three months ended March 31, 2011 increased by 16.7% to $3.8 million from $3.2 million for the three months ended March 31, 2010. The increase in general and administrative expense was mainly attributable to increases in merger and acquisition related transaction expenses and stock based compensation expenses. Such increase also resulted in the increase of overall general and administrative expenses from 6.2% of revenue during the three months ended March 31, 2010 to 6.5% of revenue during the three months ended March 31, 2011.
     The following table sets forth items below operating income in our condensed consolidated statement of operations and as a percentage of revenue for the three months ended March 31, 2011 and 2010 (dollars in thousands):

	Three Months Ended March 31,
	2011		2010
Operating income	$3,659	6.3%	$3,657	7.0%
Interest expense, net	(4,964)	(8.6)	(4,692)	(9.0)
Impact of interest rate swap	—	—	(252)	(0.5)
Income tax benefit	794	1.4	539	1.0
Accrued payment-in-kind dividend on preferred stock	(1,161)	(2.0)	(1,108)	(2.1)%

Net loss available to common stockholders	$(1,672)	(2.9)%	$(1,856)	(3.6)%

     Interest expense, net. Interest expense, net for the three months ended March 31, 2011 increased $0.3 million, or 5.8%, to $5.0 million from $4.7 million for the three months ended March 31, 2010. The increase in interest expense was mainly caused by higher debt balances due to borrowings to finance acquisitions.
     Impact of interest rate swap. The impact of interest rate swap for the three months ended March 31, 2010 was attributable to a $2.0 million loss related to the realized portion of the interest rate swap we entered into in July 2006 and a $1.8 million gain related to the unrealized portion in the mark to market of the swap. At the time we entered into the swap, we had no floating rate debt, and therefore no floating rate interest payments were anticipated. As a result, the swap transaction was not designated as a hedging transaction and any changes in the unrealized fair value of the swap were recognized in the statement of operations. There was no impact of interest rate swap during the three months ended March 31, 2011 as the swap expired on November 1, 2010. For more information regarding the interest rate swap agreement, please see note 6 to our condensed consolidated financial statements included in Item 1 above.
     Income tax benefit. Income tax benefit for the three months ended March 31, 2011 as a percentage of pre-tax loss was 60.8% as compared to 41.9% for the three months ended March 31, 2010. The rate in the current year period is based on our anticipated 2011 annual effective income tax rate of 60.0% as compared to 52.2% for the three months ended March 31, 2010. Such rate differs from the federal statutory rate of 35% due to state income taxes, valuation allowances associated with state net operating loss carryforwards and estimates of non-deductible expenses. In addition to the anticipated 2011 annual effective income tax rate of 60.0%, income taxes during the three months ended March 31, 2011 reflected an additional 0.8% for discrete items related to stock-based compensation expense.
     Accrued payment-in-kind dividend on preferred stock. The $1.2 million and $1.1 million in accrued PIK dividend on preferred stock relate to the accretion of the 5% PIK dividend on our Series A Convertible Preferred Stock during the three months ended March 31, 2011 and 2010, respectively.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009
     The following table sets forth the components of operating income (loss) by major operating segments (Region I: Kansas, Missouri; Region II: Colorado, Florida, New Mexico, Oklahoma, Texas; Region III: Alabama, Arkansas, North Carolina, South Carolina, Tennessee; Region IV: Massachusetts, Ohio) for the years ended December 31, 2010 and 2009 and the changes between the segments for each category (dollars in thousands).

	Region I	Region II	Region III	Region IV	Corporate	Total	% of Revenue
Year ended December 31, 2010:

Revenue	$50,316	$96,750	$44,369	$38,049	$—	$229,484	100.0
Cost of services	34,999	68,422	28,263	33,426	—	165,110	72.0
Depreciation and amortization	5,357	13,133	6,586	4,540	442	30,058	13.1
General and administrative	3,496	6,855	2,512	—	(864)	11,999	5.2
(Gain) loss on sale of assets	133	(23)	(1,049)	—	1	(938)	(0.4)

Operating income	$6,331	$8,363	$8,057	$83	$421	$23,255	10.1

Year ended December 31, 2009:
Revenue	$50,846	$101,749	$41,543	$—	$—	$194,138	100.0
Cost of services	36,092	66,239	27,956	—	—	130,287	67.1
Depreciation and amortization	5,783	12,811	7,276	—	487	26,357	13.6
General and administrative	3,205	5,925	2,712	—	1,654	13,496	6.9
(Gain) loss on sale of assets	(29)	3	(60)	—	—	(86)	—

Operating income (loss)	$5,795	$16,771	$3,659	$—	$(2,141)	$24,084	12.4

Increase/(decrease) in 2010 compared to 2009:
Revenue	$(530)	$(4,999)	$2,826	$38,049	$—	$35,346
Cost of services	(1,093)	2,183	307	33,426	—	34,823
Depreciation and amortization	(426)	322	(690)	4,540	(45)	3,701
General and administrative	291	930	(200)	—	(2,518)	(1,497)
(Gain) loss on sale of assets	162	(26)	(989)	—	1	(852)

Operating income (loss)	$536	$(8,408)	$4,398	$83	$2,562	$(829)

     Revenue. Total revenue for the year ended December 31, 2010 increased by 18.2% to $229.5 million from $194.1 million for the year ended December 31, 2009. Our revenue growth was primarily driven by acquisitions. Acquisitions contributed $40.5 million of the revenue growth while internal volume decreased $2.6 million, operational price decreases contributed $1.9 million, and pricing from fuel surcharges increased $1.4 million. In addition, our revenue was negatively impacted by $2.0 million due to the asset sale of our Jonesboro operations in April 2010 as well as severe weather during January and February of 2010, both of which significantly affected our collection and disposal revenues in several markets.
     The above table reflects the change in revenue in each operating region. The financial results of completed acquisitions are generally blended with existing operations and do not have separate financial information available, with the exception of newly acquired regions which can be analyzed individually. Region IV was acquired on December 31, 2009 and accounted for $38.0 million of the revenue increase. The revenue decrease of $5.0 million in Region II was primarily attributed to volume decreases of $5.1 million and price decreases of $2.6 million, partially offset by acquisition growth of $2.5 million and increases in fuel surcharges of $0.2 million. The revenue increase of $2.8 million in Region III was primarily attributed to volume increases of $4.6 million and increases in fuel surcharges of $0.5 million, partially offset by price decreases of $0.3 million and Jonesboro divestiture of $2.0 million. In some instances we have lowered pricing in municipal residential contracts in response to increased competition. We have seen the majority of the revenue decrease in Texas where C&D waste volume dropped significantly compared to 2009, primarily due to the delayed impact of the overall economic conditions on the Texas C&D markets. In addition, C&D volumes in 2009 increased as a result of the rebuilding efforts after Hurricane Ike. The revenue in Region III was largely boosted by special waste volumes in Arkansas. Revenues in our other locations have stayed relatively flat or are moderately improving.
     Cost of services. Total cost of services for the year ended December 31, 2010 increased $34.8 million, or 26.7%, to $165.1 million from $130.3 million for the year ended December 31, 2009. The increase in cost of services was primarily a result of acquisitions. Another factor that led to the increase was higher fuel costs. For acquisitions within our existing markets, the acquired entities are merged into our existing operations, and those results are indistinguishable from the remainder of the operations. Region IV was acquired on December 31, 2009 and accounted for $33.4 million of the increase in cost of services. Cost of services in Region II increased despite the decrease in revenue primarily due to rising fuel costs in the region, higher labor costs in Texas that were primarily related to acquisitions, and higher insurance costs in Oklahoma.
     Overall cost of services increased to 72.0% of revenue for the year ended December 31, 2010 from 67.1% during the same period last year. Increases in operating costs as a percentage of revenue were mainly attributable to our acquisition of Region IV. Cost of services in this region accounted for 87.8% of its revenue, primarily due to integration costs as well as higher transportation costs and waste taxes. Other than the impact of the acquisition of Region IV, higher fuel costs resulted in the increase in cost of services as a percentage of revenue. Diesel fuel costs as a percentage of revenue increased from 5.5% for the year ended December 31, 2009 to 6.2% for the year ended December 31, 2010. Other than periodic volatility in fuel prices, inflation has not materially affected our operations.
     Depreciation and amortization. Depreciation and amortization expenses for the year ended December 31, 2010 increased $3.7 million, or 14.0%, to $30.1 million from $26.4 million for the year ended December 31, 2009. The increase in depreciation and amortization expenses can primarily be attributed to our acquisition of Region IV on December 31, 2009 and other acquisitions during 2010. Factors that may influence the change in depreciation and amortization expenses also include amortization corresponding with landfill volume usage, capital expenditures for existing operations, and assets that become fully depreciated during the year.
     General and administrative. Total general and administrative expenses decreased $1.5 million, or 11.1%, to $12.0 million for the year ended December 31, 2010 from $13.5 million for the year ended December 31, 2009. The decrease in general and administrative expense was mainly attributable to decreases in payroll-related expenses, legal fees, merger and acquisition related expenses, and stock based compensation expenses Such decreases also resulted in the decrease of overall general and administrative expenses from 6.9% of revenue during the year ended December 31, 2009 to 5.2% of revenue during the year ended December 31, 2010.
     (Gain) loss on sale of assets. Gain sale of assets for the year ended December 31, 2010 was $0.9 million primarily due to the sale of assets related to our Jonesboro operations in April 2010.

     The following table sets forth items below operating income in our condensed consolidated statement of operations and as a percentage of revenue for the years ended December 31, 2010 and 2009 (dollars in thousands):

	Years Ended December 31,
	2010		2009
Operating income	$23,255	10.1%	$24,084	12.4%
Interest expense, net	(19,028)	(8.3)	(18,052)	(9.3)
Write-off of deferred financing costs	(184)	(0.1)	—	—
Impact of interest rate swap	(236)	(0.1)	(2,063)	(1.1)
Other income (expense), net	(3)	—	(3)	—
Income tax provision	(1,915)	(0.8)	(2,958)	(1.5)
Accrued payment-in-kind dividend on preferred stock	(4,501)	(1.9)	(4,278)	(2.2)

Net loss available to common stockholders	$(2,612)	(1.1)%	$(3,270)	(1.7)%

     Interest expense, net. Interest expense, net for the year ended December 31, 2010 increased by 5.4% to $19.0 million from $18.1 million for the year ended December 31, 2009. The increase in interest expense was mainly caused by higher debt balances related to our borrowings to finance acquisitions.
     Write-off of deferred financing costs. The $0.2 million write-off of deferred financing costs reflects the partial write-off of deferred financing costs associated with our revolving credit facility as a result of an amendment on June 30, 2010, which extended the term of the credit agreement from July 5, 2011 to January 31, 2014 and increased our borrowing capacity under the agreement from $175 million to $200 million.
     Impact of interest rate swap. The impact of interest rate swap for the year ended December 31, 2010 was attributable to a $6.7 million loss related to the realized portion of the interest rate swap we entered into in July 2006 and a $6.5 million gain related to the unrealized portion in the mark to market of the swap. The impact of the interest rate swap for the year ended December 31, 2009 consisted of a $7.2 million loss related to the realized portion of the interest rate swap and a $5.2 million gain related to the unrealized portion in the mark to market of the swap. At the time we entered into the swap, we had no floating rate debt, and therefore no floating rate interest payments were anticipated. As a result, the swap transaction was not designated as a hedging transaction and any changes in the unrealized fair value of the swap were recognized in the statement of operations.
     Income tax provision. Income tax provision for the year ended December 31, 2010 as a percentage of pre-tax income was 50.3% as compared to 74.6% for the year ended December 31, 2009. The decrease in our annual effective tax rate is primarily attributable to an increase in expected utilization of state net operating loss carryforwards as of December 31, 2010 as compared to December 31, 2009 and to the decrease in non-deductible expenses for the year ended December 31, 2010 as compared to the year ended December 31, 2009.
     Accrued payment-in-kind dividend on preferred stock. The $4.5 million and $4.3 million in accrued PIK dividend on preferred stock relates to the accretion of the 5% PIK dividend on our Series A Convertible Preferred Stock during the years ended December 31, 2010 and 2009, respectively.

  Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
     The following table sets forth the components of operating income (loss) by major operating segments (Region I: Kansas, Missouri; Region II: Colorado, Florida, New Mexico, Oklahoma, Texas; Region III: Alabama, Arkansas, North Carolina, South Carolina, Tennessee) for the years ended December 31, 2009 and 2008 and the changes between the segments for each category (dollars in thousands). The acquisition of Region IV (Massachusetts, Ohio) was not completed until December 31, 2009. Therefore, Region IV is not included in this analysis.

	Region I	Region II	Region III	Corporate	Total	% of Revenue
Year ended December 31, 2009:
Revenue	$50,846	$101,749	$41,543	$—	$194,138	100.0
Cost of services	36,092	66,239	27,956	—	130,287	67.1
Depreciation and amortization	5,783	12,811	7,276	487	26,357	13.6
Impairment of goodwill	—	—	—	—	—	—
General and administrative	3,205	5,925	2,712	1,654	13,496	6.9
(Gain) loss on sale of assets	(29)	3	(60)	—	(86)	—

Operating income (loss)	$5,795	$16,771	$3,659	$(2,141)	$24,084	12.4

Year ended December 31, 2008:
Revenue	$53,773	$104,550	$49,686	$—	$208,009	100.0
Cost of services	38,676	68,256	35,197	—	142,129	68.3
Depreciation and amortization	5,415	13,195	8,041	500	27,151	13.1
Impairment of goodwill	—	25,944	15,781	—	41,725	20.1
General and administrative	3,375	7,262	3,816	(2,118)	12,335	5.9
Gain on sale of assets	(34)	(47)	(97)	—	(178)	(0.1)

Operating income (loss)	$6,341	$(10,060)	$(13,052)	$1,618	$(15,153)	(7.3)

Increase/(decrease) in 2009 compared to 2008:
Revenue	$(2,927)	$(2,801)	$(8,143)	$—	$(13,871)
Cost of services	(2,584)	(2,017)	(7,241)	—	(11,842)
Depreciation and amortization	368	(384)	(765)	(13)	(794)
Impairment of goodwill	—	(25,944)	(15,781)	—	(41,725)
General and administrative	(170)	(1,337)	(1,104)	3,772	1,161
(Gain) loss on sale of assets	5	50	37	—	92

Operating income (loss)	$(546)	$26,831	$16,711	$(3,759)	$39,237

     Revenue. Total revenue for the year ended December 31, 2009 decreased $13.9 million, or 6.7%, to $194.1 million from $208.0 million for the year ended December 31, 2008. This decline was primarily due to volume decreases of $15.5 million and decreases in fuel surcharges of $5.3 million, which were partially offset by operational price increases of $2.2 million and acquisition growth of $4.7 million.
     The above table reflects the change in revenue in each operating region. The financial results of completed acquisitions are generally blended with existing operations and do not have separate financial information available, with the exception of new regions acquired which can be analyzed individually. Revenue in Region I decreased $2.9 million due to volume decreases of $5.3 million and decreases in fuel surcharges of $1.3 million, partially offset by price increases of $0.6 million and acquisition growth of $3.1 million. The revenue decrease of $2.8 million in Region II was attributed to volume decreases of $3.4 million and fuel surcharge decreases of $1.9 million, partially offset by price increases of $0.9 million and acquisition growth of $1.6 million. The Region II volume decreases were most notable in Florida and Oklahoma. Revenue in Region III decreased $8.1 million due to volume decreases of $6.8 million and decreases in fuel surcharges of $2.1 million, partially offset by price increases of $0.8 million. The volume decreases were primarily from Alabama, North Carolina and South Carolina as a result of poor economic conditions in those markets. During 2009 we believe that the weakening economy had a significant adverse effect on our revenues, specifically the decrease in the number of active construction projects that has resulted from this downturn. Waste generated from construction projects represents a significant revenue stream especially for roll-off collection and landfill operations. We believe this to be the cause of a significant portion of our revenue decline.

     Cost of services. Total cost of services for the year ended December 31, 2009 decreased $11.8 million, or 8.3%, to $130.3 million from $142.1 million for the year ended December 31, 2008. Cost of services in all regions decreased mainly as a result of the decrease in revenue. The decrease in cost of services included a $8.0 million reduction in fuel costs, decreases of $2.0 million in third party hauling and $0.8 million in lower outside repair costs.
     Overall cost of services decreased to 67.1% of revenue for the year ended December 31, 2009 from 68.3% during the same period last year. Decreases in operating costs as a percentage of revenue were primarily attributable to lower fuel prices. Diesel fuel costs as a percentage of revenue decreased from 9.0% for the year ended December 31, 2008 to 5.5% for the year ended December 31, 2009.
     Depreciation and amortization. Depreciation and amortization expenses for the year ended December 31, 2009 decreased $0.8 million, or 2.9%, to $26.4 million from $27.2 million for the year ended December 31, 2008. The decrease in depreciation and amortization expenses can be attributed to decreased amortization corresponding with decreased landfill volume usage, partially offset by slight increases due to acquisitions and capital expenditures.
     Impairment of goodwill. We did not recognize any goodwill impairment charges for the year ended December 31, 2009. We recognized a non-cash impairment charge of $41.7 million as of December 31, 2008 as a result of the annual impairment test. We determined that there was impairment of goodwill due to a decline in our market capitalization and the market turmoil driven by the economic recession that became certain in 2008. Specifically, we concluded that the fair market value of our assets was less than book value in the following reporting units: Florida, North Carolina, Oklahoma and Tennessee. We performed the annual impairment test and concluded that there was no impairment of goodwill in 2009.
     General and administrative. Total general and administrative expenses increased $1.2 million, or 9.4%, to $13.5 million for the year ended December 31, 2009 from $12.3 million for the year ended December 31, 2008. The increase in general and administrative expenses was primarily attributable to $0.9 million in increased merger and acquisition related expenses since all acquisition-related transaction and restructuring costs are expensed as incurred rather than capitalized starting in 2009. Such increase also resulted in the increase of overall general and administrative expenses from 5.9% of revenue during the year ended December 31, 2008 to 6.9% of revenue during the year ended December 31, 2009.
     The following table sets forth items below operating income (loss) in our condensed consolidated statement of operations and as a percentage of revenue for the years ended December 31, 2009 and 2008 (dollars in thousands):

	Years Ended December 31,
	2009		2008
Operating income (loss)	$24,084	12.4%	$(15,153)	(7.3)%
Interest expense, net	(18,052)	(9.3)	(18,560)	(8.9)
Impact of interest rate swap	(2,063)	(1.1)	(7,547)	(3.6)
Other income (expense), net	(3)	—	(240)	(0.1)
Income tax (provision) benefit	(2,958)	(1.5)	13,737	6.6
Accrued payment-in-kind dividend on preferred stock	(4,278)	(2.2)	(4,076)	(2.0)

Net loss available to common stockholders	$(3,270)	(1.7)%	$(31,839)	(15.3)%

     Interest expense, net. Interest expense, net for the year ended December 31, 2009 decreased $0.5 million, or 2.7%, to $18.1 million from $18.6 million for the year ended December 31, 2008. The decrease was partially caused by lower LIBOR interest rate on the revolving credit facility and repayments of Environmental Facilities Revenue Bonds and various seller notes. Additionally, interest expense for the year ended December 31, 2009 included $0.4 million additional amortization of deferred financing costs related to the amendment of our revolving credit agreement while interest expense for the year ended December 31, 2008 included $0.4 million amortization of remaining debt discount associated with the early repayment of certain environmental bonds.
     Impact of interest rate swap. The impact of interest rate swap for the year ended December 31, 2009 was attributable to a $7.2 million loss related to the realized portion of the interest rate swap we entered into in July 2006 and a $5.2 million gain related to the unrealized portion in the mark to market of the swap. The impact of the interest rate swap for the year ended December 31, 2008 consisted of a $3.2 million loss related to the realized portion of the interest rate swap and a $4.3 million gain related to the unrealized portion in the mark to market of the swap. At the time we entered into the swap, we had no floating rate debt, and therefore no floating rate interest payments were anticipated. As a result, the swap transaction was not designated as a hedging transaction and any changes in the unrealized fair value of the swap were recognized in the statement of operations.
     Income tax (provision) benefit. Income tax (provision) benefit for the year ended December 31, 2009 as a percentage of pre-tax income (loss) was 74.6% as compared to 33.1% for the year ended December 31, 2008. The increase in our annual effective tax rate is primarily attributable to an increase in expected utilization of state net operating loss carryforwards as of December 31, 2009 as compared to December 31, 2008 and to the increase in non-deductible expenses for the year ended December 31, 2009 as compared to the year ended December 31, 2008.
     Accrued payment-in-kind dividend on preferred stock. The $4.3 million and $4.1 million in accrued PIK dividend on preferred stock relates to the accretion of the 5% PIK dividend on our Series A Convertible Preferred Stock during the years ended December 31, 2009 and 2008, respectively.
Liquidity and Capital Resources
     Our business is capital intensive, requiring capital for equipment purchases, landfill construction and development, and landfill closure activities in the future. Any acquisitions that we make will also require significant capital. We plan to meet our future capital needs primarily through cash on hand, cash flow from operations and borrowing capacity under our credit facility. Additionally, our acquisitions may use seller notes, equity issuances and debt financings. The availability and level of our financing sources cannot be assured, while conditions appear to have stabilized, recent disruptions in the credit markets have resulted in greater volatility, less liquidity, widening of credit spreads and more limited availability of financing. In addition, the availability under our credit facility is limited by compliance with certain covenants and ratios. Our inability to obtain funding necessary for our business on acceptable terms would have a material adverse impact on us.
     To address potential credit and liquidity issues, we consider several items. Despite the rising fuel costs, additional acquisition related costs and integration costs as well as severe weather that impacted our collection and disposal revenues in several markets, our Adjusted EBITDA has remained consistent period over period. We are actively seeking growth opportunities through acquisitions and we expect our existing operations to remain relatively stable or slightly improve in 2011, mostly through pricing increases and MSW volume increases. In addition, we are conducting a strategic asset review with an eye on supporting targeted growth while managing leverage down. Our customer base is broad and diverse with no single customer making up any significant portion of our business. We are not dependent on individual vendors to meet the needs of our operations. Furthermore, we had approximately $70.9 million in available capacity under our current revolving credit agreement as of March 31, 2011, subject to customary covenant compliance.
     We amended our revolving credit agreement on June 30, 2010 to extend the term from July 5, 2011 to January 31, 2014 and increase our borrowing capacity from $175 million to $200 million. We routinely evaluate the financial stability of the syndicate banks making up the credit facility.
     A portion of our capital expenditures is discretionary, giving us the ability to modify the timing of such expenditures to preserve cash if appropriate in the future. In addition, we have evaluated our insurance carriers and bond providers and have not seen any indication that such providers would be unable to continue to meet their obligations to us or provide coverage to us in the future.
     As of March 31, 2011, we had total outstanding long-term debt of approximately $268.6 million, consisting of $150 million of senior notes, $117.0 million outstanding under our credit facilities, and approximately $1.6 million of various seller notes. This represented an increase of approximately $35.5 million over our total debt outstanding as of December 31, 2010. The increase in outstanding debt since December 31, 2010 was primarily due to $36.0 million in additional borrowings under the credit facility to finance acquisitions, partially offset by the repayment of $0.5 million on a seller note. As of March 31, 2011, we had $117.0 million outstanding under the revolving credit facility and approximately $12.1 million in letters of credit that serve as collateral for insurance claims and bonding, leaving $70.9 million in available capacity under the facility. With $3.8 million cash on hand at March 31, 2011, our total capacity was approximately $74.7 million.
          9.25% Senior Notes Due 2014
     On July 5, 2006, we issued $150 million aggregate principal amount of 9.25% senior notes due 2014. The senior notes pay interest semi-annually on June 15 and December 15, commencing December 15, 2006, with the following redemption provisions:
•	Prior to June 15, 2010, we may redeem all or part of the notes by paying a make-whole premium, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date; and

•	The notes may be callable beginning on June 15, 2010, 2011, and 2012 and thereafter at redemption prices of 104.625%, 102.313% and 100% of the principal amount plus accrued interest.
     The senior notes are senior unsecured obligations and rank equally with our existing and future senior unsecured indebtedness and senior to any of our existing and future subordinated indebtedness. The senior notes will be effectively subordinated to any existing or future secured indebtedness, to the extent of the assets securing such indebtedness. The senior notes are guaranteed by all of our subsidiaries. The guarantees are senior unsecured obligations of the guarantors. The guarantees rank equally with all existing and future senior unsecured indebtedness of the guarantors and senior to any existing and future subordinated indebtedness of the guarantors. The guarantees are effectively subordinated to any existing or future secured indebtedness of the guarantors to the extent of the assets securing such indebtedness.
     The senior notes were issued under an indenture between WCA Waste, the guarantors party thereto, and The Bank of New York Trust Company, N.A., as Trustee. The indenture contains covenants that, among other things, limit our ability to incur additional indebtedness, make certain investments, create liens, sell assets, make dividend and other payments and consummate certain transactions with affiliates. In addition, the indenture includes financial covenants including a covenant allowing us to incur indebtedness or issue disqualified stock or preferred stock only if the Fixed Charge Coverage Ratio (as defined in the indenture) for the four full fiscal quarters most recently ended prior to issuance would have been at least 2.0 to 1, determined on a pro forma basis, as if the additional indebtedness had been incurred or the disqualified stock or preferred stock had been issued at the beginning of such four-quarter period. The defined terms are set forth in the indenture. As of March 31, 2011, we were in compliance with all covenants under the senior notes indenture.
  Contractual Obligations
     As of March 31, 2011, we had the following contractual obligations (in thousands). For the last twelve months ended March 31, 2011, our cash paid for interest expense was $17.8 million.

	Payments Due By Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt principal amount outstanding	$268,575	$—	$1,575	$267,000	$—
Closure and post-closure costs (1)	199,490	—	1,559	7,881	190,050
Operating leases	10,259	2,332	3,950	2,153	1,824
Note payable	840	840	—	—	—
Estimated interest payments on long-term debt (2)	57,807	17,352	34,096	6,359	—
Estimated interest payments on note payable	11	11	—	—	—

Total	$536,982	$20,535	$41,180	$283,393	$191,874

(1)	The closure and post-closure costs amounts included reflect the amounts recorded in our consolidated balance sheet as of March 31, 2011, without the impact of discounting and inflation. We believe the amount and timing of these activities are reasonably estimable. The cost in current dollars is inflated (2.5% at March 31, 2011) until the expected time of payment, and then discounted to present value (8.5% at March 31, 2011). Accretion expense is then applied to the closure and post-closure liability based on the effective interest method and is included in cost of services. Our recorded closure and post-closure liabilities will increase as we continue to place additional volumes within the permitted airspace at our landfills.

(2)	Estimated interest payments on fixed-rate debt including our senior notes are computed by using the fixed rates of interest on the balances of the debt according to the principal repayment schedule. Estimated interest payments on debt with variable rates such as our credit facility are computed by using the applicable LIBOR rate plus interest margin and the balance of the debt as of the reporting date.
  Other Commitments
     As of March 31, 2011, we had the following other commitments (in thousands):

	Commitment Expiration By Period
Other Commitments	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Financial surety bonds (1)	$94,714	$94,714	$—	$—	$—
Standby letters of credit (2)	12,111	12,111	—	—	—

Total	$106,825	$106,825	$—	$—	$—

(1)	We use financial surety bonds for landfill closure and post-closure financial assurance required under certain environmental regulations and may use other mechanisms including insurance, letters of credit and restricted cash deposits. These surety bonds are renewed on an annual basis. Our commitments for financial surety bonds are not recorded in our financial statements. Our surety bonds relate to closure and post-closure obligations relating to our landfills and would not create debt unless and until we closed such landfills and were unable to satisfy closure and post-closure obligations.

(2)	We provide standby letters of credit to the surety bond underwriters as discussed in note (1) above. We provide standby letters of credit and restricted cash deposits to our insurance underwriters for the self insured portion of outstanding claims. As of March 31, 2011, we had provided $7.4 million in standby letters of credit. All of these standby letters of credit are renewed on an annual basis. Our commitments for standby letters of credit are not recorded in our financial statements. The standby letters of credit relate to the portion of claims covered by insurance policies as to which we had retained responsibility and would not create debt unless we were unable to satisfy such claims from our operating income. However, we currently satisfy such claims from our cash flows from operations.
     If our current surety bond underwriters are unwilling to renew existing bonds upon expiration, or are unwilling to issue additional bonds as needed, or if we are unable to obtain surety bonds through new underwriters as such needs arise, we would need to arrange other means of financial assurance, such as restricted cash deposits or a letter of credit. While such alternate assurance has been available, it may result in additional expense or capital outlays.
     We accrue claims related to our self-insurance programs based on claims filed, estimated open claims and claims incurred but not reported based on actuarial-based loss development factors. As of March 31, 2011, we had accrued approximately $2.6 million for these claims. If we experience insurance claims or costs above or below our limited history, our estimates could be materially affected.

  Cash Flows
     The following is a summary of our cash balances and cash flows for the years ended December 31, 2010, 2009 and 2008 and the three months ended March 31, 2011 and 2010 (in thousands):

				Three Months Ended
	Years Ended December 31,			March 31,
	2010	2009	2008	2011	2010
	(Dollars in thousands)			(unaudited)
Cash and cash equivalents at the end of the period	$2,763	$4,329	$955	$3,820	$5,000
Net cash provided by operating activities	$25,396	$31,747	$34,294	$6,671	$4,342
Net cash used in investing activities	$(38,829)	$(46,868)	$(30,943)	$(40,979)	$(3,071)
Net cash provided by (used in) financing activities	$11,867	$18,495	$(3,534)	$35,365	$(600)
     Net cash provided by operating activities for the three months ended March 31, 2011 and 2010 was $6.7 million and $4.3 million, respectively. The changes in cash flows from operating activities period over period were due to net loss adjusted for non-cash charges and changes in components of working capital. Non-cash charges primarily consist of depreciation and amortization, deferred taxes, unrealized gain or loss on interest rate swap, amortization of deferred financing costs and debt discount, stock-based compensation, gain or loss on sale of assets and landfill accretion expense. While these non-cash charges affect our earnings comparison, they have no impact on net cash provided by operating activities. Adjusted for the non-cash charges, net income increased $1.9 million in 2011 over 2010. It primarily reflected cash savings due to the expiration of interest rate swap on November 1, 2010. Working capital changes are typically driven by changes in accounts receivable, which are affected by both revenue changes and timing of payments received, and changes in accounts payable, which are affected by both cost changes and timing of payments. Changes in our working capital accounts had no significant impact on our cash flows from operating activities during the three months ended March 31, 2011 as compared to the same period in 2010.
     Net cash used in investing activities consists primarily of cash used for capital expenditures and the acquisition of businesses. Cash used for capital expenditures, including acquisitions, was $41.0 million and $3.1 million for the three months ended March 31, 2011 and 2010, respectively. The fluctuation is mainly caused by $38.0 spent on acquisitions during the first quarter of 2011. Capital expenditures related to our existing operations remained steady period over period.
     Net cash provided by (used in) financing activities for the three months ended March 31, 2011 and 2010 was $35.4 million and $(0.6) million, respectively. Net cash provided by (used in) financing activities during the three months ended March 31, 2011 and 2010 mainly includes a combination of borrowings under our revolving credit facilities, repayments of debt and financing costs incurred.
     Net cash provided by operating activities for the years ended December 31, 2010, 2009 and 2008 was $25.4 million, $31.7 million and $34.3 million, respectively. The changes in cash flows from operating activities year over year were due to net income (loss) adjusted for non-cash charges and changes in components of working capital. Non-cash charges primarily consist of depreciation and amortization, deferred taxes, unrealized gain or loss on interest rate swap, amortization of deferred financing costs and debt discount, stock-based compensation, gain or loss on sale of assets and landfill accretion expense, as well as impairment of goodwill in 2008. While these non-cash charges affect our earnings comparison, they have no impact on net cash provided by operating activities. Adjusted for the non-cash charges, net income increased $2.0 million in 2010 over 2009 and decreased $7.1 million in 2009 over 2008. It primarily reflected the changes in cash generated from operating income year over year. Working capital changes are typically driven by changes in accounts receivable, which are affected by both revenue changes and timing of payments received, and changes in accounts payable, which are affected by both cost changes and timing of payments. Changes in our working capital accounts, mostly accounts receivable, negatively impacted our cash flows from operating activities by $0.9 million in 2008 and $4.8 million in 2010 and favorably impacted our cash flows from operating activities by $3.6 million in 2009.

     Net cash used in investing activities consists primarily of cash used for capital expenditures and the acquisition of businesses. Cash used for capital expenditures, including acquisitions, was $41.2 million, $47.2 million and $37.9 million for the years ended December 31, 2010, 2009 and 2008, respectively. The fluctuation is mainly caused by acquisitions over the years. We spent substantially more on acquisitions in 2009 as we completed the Live Earth acquisition on December 31, 2009. On the other hand, capital expenditures related to our existing operations remained steady over the three-year period, with 2009 being slightly lower as we shifted our focus towards acquisition-related expenditures.
     Net cash provided by (used in) financing activities during the years ended December 31, 2010, 2009 and 2008 was $11.9 million, $18.5 million and $(3.5) million, respectively. Net cash provided by (used in) financing activities during the years ended December 31, 2010, 2009 and 2008 mainly includes a combination of borrowings under our revolving credit facilities, repayments of debt, payments under the common stock repurchase program which was terminated on December 18, 2008, changes in restricted cash, and financing costs associated with our credit facilities.
Critical Accounting Estimates and Assumptions
     We make several estimates and assumptions during the course of preparing our financial statements. Since some of the information that we must present depends on future events, it cannot be readily computed based on generally accepted methodologies, or may not be appropriately calculated from available data. Some estimates require us to exercise substantial judgment in making complex estimates and assumptions and, therefore, have the greatest degree of uncertainty. This is especially true with respect to estimates made in accounting for landfills, environmental remediation liabilities and asset impairments.
  Landfill Accounting
     Capitalized Landfill Costs. At March 31, 2011, we owned 25 landfills. Two of these landfills are fully permitted but not constructed and had not commenced operations as of March 31, 2011.
     Capitalized landfill costs include expenditures for the acquisition of land and related airspace, engineering and permitting costs, cell construction costs and direct site improvement costs. At March 31, 2011, no capitalized interest had been included in capitalized landfill costs, however, in the future interest could be capitalized on landfill construction projects but only during the period the assets are undergoing activities to ready them for their intended use. Capitalized landfill costs are amortized ratably using the units-of-production method over the estimated useful life of the site as airspace of the landfill is consumed. Landfill amortization rates are determined periodically (not less than annually) based on aerial and ground surveys and other density measures and estimates made by our engineers, outside engineers, management and financial personnel.
     Total available airspace includes the total of estimated permitted airspace plus an estimate of probable expansion airspace that we believe is likely to be permitted. Where we believe permit expansions are probable, the expansion airspace, and the projected costs related to developing the expansion airspace are included in the airspace amortization rate calculation. The criteria we use to determine if permit expansion is probable include but, are not limited to, whether:
•	we believe that the project has fatal flaws;

•	the land is owned or controlled by us, or under option agreement;

•	we have committed to the expansion;

•	financial analysis has been completed, and the results indicate that the expansion has the prospect of a positive financial and operational impact;

•	personnel are actively working to obtain land use, local, and state approvals for an expansion of an existing landfill;

•	we believe the permit is likely to be received; and

•	we believe that the timeframe to complete the permitting is reasonable.

     We may be unsuccessful in obtaining expansion permits for airspace that has been considered probable. If we are unsuccessful in obtaining these permits, the previously capitalized costs will be charged to expense. As of March 31, 2011, we have included 140 million cubic yards of expansion airspace with estimated development costs of approximately $94.2 million in our calculation of the rates used for the amortization of landfill costs.
     Closure and Post-Closure Obligations. We have material financial commitments for the costs associated with our future obligations for final closure, which is the closure of the landfill, the capping of the final uncapped areas of a landfill and post-closure maintenance of those facilities, which is generally expected to be for a period between 5 and 30 years depending on type and location.
     Standards related to accounting for obligations associated with the retirement of long-lived assets and the associated asset retirement costs require that we record closure and post-closure obligations as follows:
•	Landfill closure and post-closure liabilities are calculated by estimating the total obligation in current dollars. Cost estimates equate the costs of third parties performing the work. Any portion of the estimates which are based on activities being performed internally are increased to reflect a profit margin a third party would receive to perform the same activity. This profit margin will be taken to income once the work is performed internally.

•	The total obligation is carried at the net present value of future cash flows, which is calculated by inflating the obligation based upon the expected date of the expenditure using an inflation rate and discounting the inflated total to its present value using a discount rate. The discount rate represents our credit-adjusted risk-free rate. The resulting closure and post-closure obligation is recorded as an increase in this liability as airspace is consumed.

•	Accretion expense is calculated based on the discount rate and is charged to cost of services and increases the related closure and post-closure obligation. This expense will generally be less during the early portion of a landfill’s operating life and increase thereafter.
     The following table sets forth the rates we used for the amortization of landfill costs and the accrual of closure and post-closure costs for the years ended December 31, 2010, 2009 and 2008 and the three months ended March 31, 2011 and 2010:

				Three Months Ended
	Years Ended December 31,			March 31,
	2010	2009	2008	2011	2010
				(unaudited)
Number of landfills owned	25	25	24	25	25
Landfill depletion and amortization expense (in thousands)	$12,598	$9,680	$11,058	$2,652	$2,893
Accretion expense (in thousands)	1,095	628	558	247	294

	$13,693	$10,308	11,616	$2,899	$3,187
Airspace consumed (in thousands of cubic yards)	6,186	4,933	5,730	1,317	1,396

Depletion, amortization, accretion, closure and post-closure costs per cubic yard of airspace consumed	$2.21	$2.09	$2.03	$2.20	$2.28

     The impact of changes determined to be changes in estimates, based on an annual update, is accounted for on a prospective basis. Our ultimate liability for such costs may increase in the future as a result of changes in estimates, legislation, or regulations.
  Goodwill, Intangible Assets and Other Long-Lived Assets
     Goodwill and intangible assets acquired in a business combination accounted for as a purchase and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their residual values, and reviewed for impairment. Other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.
     We assess potential impairment of our goodwill, intangible assets and other long-lived assets annually on October 31 and more frequently if there is evidence that recent events or changes in circumstances have made recovery of an asset’s carrying less likely. If indicators of impairment were present for intangible assets used in operations and future undiscounted cash flows were not expected to be sufficient to recover the asset’s carrying amount, an impairment loss would be charged to expense in the period identified. The amount of an impairment loss would be recognized as the excess of the asset’s carrying value over its fair value. Factors we consider important, that may cause impairment include: significant changes in the manner of use of the acquired asset, negative industry or economic trends, and significant underperformance relative to historical or projected operating results.
     Under the guidance of ASC Topic 350, the first step for the goodwill impairment test requires us to estimate the fair value of each reporting unit and to compare the fair value to the reporting unit’s carrying value. We estimated the fair value of our reporting units using a discounted cash flow approach. The key assumptions we used in preparing our discounted cash flow analysis were (1) projected cash flows, (2) expected long-term growth rate, and (3) discount rate. We based our projected cash flows on budgeted operating results for 2011. For 2012 and future periods, we assumed a growth rate of 2.5% based on the 20-year inflation rate as published by the Federal Reserve. We used an average discount rate of 9.6%, which represented our weighted average cost of capital and was evaluated by independent third parties for reasonableness. Our reporting units carry the majority of assets and liabilities related to their operations on their respective balance sheets, except for obligations associated with debt, self-insurance and deferred tax liabilities, as well as assets such as cash and deferred tax assets, which are primarily recorded on corporate’s balance sheet. To determine the carrying value of each reporting unit at the measurement date, we allocated assets and liabilities accounted for within the corporate balance sheet to each of the reporting units based on the size of their respective operations. The corporate assets and liabilities relate to the operations of each of the reporting units, therefore, management believe they should be allocated to each of the reporting units to determine the appropriate fair values for each of the reporting units. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, then goodwill is not impaired and no further testing is required. If the carrying value of the net assets assigned to the reporting unit were to exceed its fair value, then the second step is performed in order to determine the implied fair value of the reporting unit’s goodwill and an impairment loss is recorded for an amount equal to the difference between the implied fair value and the carrying value of the goodwill.
     In our discounted cash flow analysis in 2009 and 2010, the estimated fair value for each of our reporting units exceeded their respective carrying value. Accordingly, there was no indication of impairment. During the goodwill impairment test in 2008, we made an impairment adjustment of $41.7 million as the fair market value was less than the book value in the following reporting units: Florida, North Carolina, Oklahoma and Tennessee.
     As a test of the reasonableness of the estimated fair values for our reporting units, we compared the fair value of our reporting units under the discounted cash flow approach less outstanding debt (implied fair value of equity) to our market capitalization as of the measurement date. We compared the implied fair value of our equity to our market capitalization noting that the implied fair value of equity exceeded the market capitalization. We considered the excess amount of implied fair value over market capitalization to be a control premium. A control premium represents the ability of an acquirer to control the operations of the business. The control premium determined as of the measurement date appeared reasonable as it is consistent with historical control premium levels observed in acquisitions of controlling interests in publicly-traded companies. We will continue to monitor our market capitalization and expectations of future cash flows and will perform additional interim impairment testing if deemed necessary.
  Allocation of Acquisition Purchase Price
     A summary of our accounting policies for acquisitions is as follows:

•	Acquisition purchase price is allocated to identified tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the dates of acquisition, with any residual amounts allocated to goodwill. We accrue the fair value of the payment of contingent purchase price, which takes into consideration the probability of the events surrounding the contingency.

•	We often consummate single acquisitions that include a combination of collection operations and landfills. For each separately identified collection operation and landfill acquired in a single acquisition, we perform an initial allocation of total purchase price to the identified collection operations and landfills based on their relative fair values. Following this initial allocation of total purchase price to the identified collection operations and landfills, we further allocate the identified intangible assets and tangible assets acquired and liabilities assumed for each collection operation and landfill based on their estimated fair values at the dates of acquisition, with any residual amounts allocated to either goodwill or landfill site costs, as discussed above.
Recent Accounting Pronouncements
     In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements.” This update requires an entity to disclose separately the amounts of significant transfers in and out of Level 1 and 2 fair value measurements and to describe the reasons for the transfers. It also requires additional disclosure regarding purchases, sales, issuances and settlements of Level 3 measurements. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the additional disclosure of Level 3 measurements, which is effective for fiscal years beginning after December 15, 2010. We adopted ASU 2010-06 on January 1, 2011. The adoption of this standard did not have any impact on our financial position, results of operations or cash flows.
     In February 2010, the FASB issued ASU 2010-09, “Amendments to Certain Recognition and Disclosure Requirements.” ASU 2010-09 updates ASC Topic 855, Subsequent Events. ASU 2010-09 requires an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement to disclose the date through which an entity has evaluated subsequent events. We adopted the provisions of this pronouncement upon issuance with no material impact to our financial position, results of operations or cash flows.
     In December 2010, the FASB issued ASU 2010-28, “When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.” ASU 2010-28 updates ASC Topic 350, Intangibles—Goodwill and Other, to amend the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. We adopted ASU 2010-28 on January 1, 2011. The adoption did not have any material impact on our financial position, results of operations or cash flows.
     In December 2010, the FASB issued ASU 2010-29, “Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations.” ASU 2010-29 amends ASC Topic 805, Business Combinations. This update addresses diversity in the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. If a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. We adopted ASU 2010- 29 on January 1, 2011. The adoption of this update did not have any material impact on our financial position, results of operations or cash flows.
     There were various other updates recently issued, many of which represented technical corrections to the accounting literature or application to specific industries. None of the updates are expected to have a material impact on our financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements
     During the years ended December 31, 2010, 2009 and 2008 and for the three-month period ended March 31, 2011, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Quantitative and Qualitative Disclosures About Market Risk
     In the normal course of business, we are exposed to market risk, including changes in interest rates. We use interest rate swap agreements to manage a portion of our risks related to interest rates. We entered into a swap agreement effective July 11, 2006 with the intention to limit our exposure to a rising rate interest environment. For the year ended December 31, 2010, the net difference between the fixed amount we paid and the floating amount we received was $6.7 million. This interest rate swap expired on November 1, 2010, which will improve annual cash flow in future years by approximately $6.7 million based on 2010 results. At the time we entered into the swap, we had no floating rate LIBOR debt, and therefore no floating rate interest payments were anticipated. As a result, the swap transaction was not designated as a hedging transaction. Accordingly, any changes in the unrealized fair value of the swap were recognized in the statement of operations. We did not enter into the interest rate swap agreements for trading purposes.
     As of December 31, 2010, we had $81.0 million in borrowings under our revolving credit facility which bears interest at variable or floating rates. A 100 basis point increase in LIBOR interest rates would increase our annual interest expense by approximately $0.8 million. As of March 31, 2011, we had $117.0 million in borrowings under our revolving credit facility which bears interest at variable or floating rates. A 100 basis point increase in LIBOR interest rates would increase our annual interest expense by approximately $1.2 million. The table below provides scheduled principal payments and fair value information about our market-risk sensitive financial instruments as of December 31, 2010 (dollars in thousands):

	Expected Maturity Dates
	2011	2012	2013	2014	2015	Thereafter	Total
Debt:
Senior notes	$—	$—	$—	$150,000	$—	$—	$150,000
Average interest rate (a)
Revolving credit agreement	$—	$—	$—	$81,000	$—	$—	$81,000
Average interest rate (b)
Other borrowings	$500	$1,575	$—	$—	$—	$—	$2,075
Average interest rate	10.0%	5.5%	—	—	—	—	6.58%
Note payable	$1,251	$—	$—	$—	$—	$—	$1,251
Average interest rate	5.5%	—	—	—	—	—	5.5%

(a)	The interest rate of our senior notes is 9.25% as stipulated by the indenture.

(b)	Borrowings under the revolving credit agreement bear interest at a floating rate, at our option, of either (i) the base rate loans plus the applicable margin or (ii) the LIBOR loans plus the applicable margin. The base rate is equal to the higher of the federal funds rate plus 1/2 of 1% or the prime rate. The applicable margin is determined based on our leverage ratio for the trailing 12-month reporting period on each quarterly reporting date. As of December 31, 2010, the interest rate in effect for the revolving credit agreement was 2.89%.
     Our financial instruments that are potentially sensitive to changes in interest rates also include our 9.25% senior notes. As of March 31, 2011, the fair value of these notes, based on quoted market prices, was approximately $154.5 million compared to a carrying amount of $150 million.

Properties
     Our principal executive offices are located at One Riverway, Suite 1400, Houston, Texas 77056, where we lease 14,360 square feet of office space. We also own or lease field-based administrative offices in Alabama, Arkansas, Colorado, Florida, Kansas, Massachusetts, Missouri, New Mexico, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee and Texas.
     Our principal property and equipment consist of land (primarily landfills, transfer stations and bases for collection operations), buildings, and vehicles and equipment, including waste collection and transportation vehicles, related support vehicles, carts, containers and heavy equipment used in landfill operations, all of which are encumbered by liens in favor of our lenders. As of March 31, 2011, we owned and/or operated 25 landfills, 29 collection operations and 27 transfer stations/MRFs. Of these facilities, two transfer stations and two landfills are fully permitted but not yet opened, and one transfer station is idle. We also operated but did not own three of the transfer stations as of March 31, 2011. For a description of our landfills, please read Exhibit 99.1 “Business—Our Operations—Landfills.” We believe that our office space, operating properties, vehicles and equipment are adequately maintained and sufficient for our current operations. However, we expect to continue to make investments in additional equipment and property for expansion, for replacement of assets, and in connection with future acquisitions.